                          TERMINATION AGREEMENT AND RELEASE


     This Termination Agreement and Release is made and entered into as of this 1st day of February, 1999, by and among Summit Design, Inc., a Delaware corporation ("Summit"), Hood Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Summit ("Merger Sub"), and OrCAD, Inc., a Delaware corporation ("OrCAD").

                                       RECITALS

     WHEREAS, Summit, Merger Sub and OrCAD have previously entered into that certain Agreement and Plan of Reorganization dated as of September 20, 1998, as amended (the "Reorganization Agreement");

     WHEREAS, the Board of Directors of OrCAD has determined that the Merger (as defined in the Reorganization Agreement) is no longer consistent with and in furtherance of the long-term business strategy of OrCAD or in the best interests of OrCAD and its stockholders, and has duly authorized the termination of the Reorganization Agreement;

     WHEREAS, the Board of Directors of Summit has determined that the Merger is no longer consistent with and in furtherance of the long-term business strategy of Summit or in the best interests of Summit and its stockholders, and has duly authorized the termination of the Reorganization Agreement; and

     WHEREAS, the parties have agreed to terminate the Merger and any and all other transactions contemplated by the Reorganization Agreement;

     NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. TERMINATION OF REORGANIZATION AGREEMENT. Pursuant to the provisions of Section 7.1(a) of the Reorganization Agreement, the parties hereby mutually consent to the termination of the Reorganization Agreement (including any and all covenants, agreements and obligations contained therein) and any and all agreements entered into in connection therewith, together with any and all of the transactions contemplated thereby (including without limitation, the merger of Merger Sub with and into OrCAD), and the same shall be of no further force and effect.

     2. MUTUAL RELEASE. For and in consideration of the mutual covenants contained in this Agreement, Summit, Merger Sub and OrCAD hereby release and forever discharge each other and their respective officers, directors, agents, employees, successors and assigns from any and all contractual, statutory or tort claims, demands, damages, costs, attorney fees, liability, claims for contribution and claims for indemnity (collectively, "Claims") existing on the date of this Agreement or arising hereafter, resulting from, relating to or in connection with the Reorganization Agreement or the transactions contemplated thereby.


1 - Termination Agreement and Release

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     3.   NON-DISCLOSURE AGREEMENT AND CONFIDENTIALITY AGREEMENTS .
Notwithstanding the foregoing, the parties hereby specifically agree and affirm that (i) the Non-Disclosure Agreement (as defined in the Reorganization Agreement) remains in full force and effect, (ii) the Confidentiality Agreements entered into as of December 16, 1998 by and between OrCAD and certain directors, officers and employees of Summit and by and between Summit and certain directors, officers and employees of OrCAD (collectively, the "Confidentiality Agreements") remain in full force and effect, and (iii) the mutual release contained in Section 2 of this Agreement shall not be applicable or enforceable with respect to any Claims resulting from, relating to or in connection with the Non-Disclosure Agreement or the Confidentiality Agreements.

     4.   FEES AND EXPENSES.   Summit and OrCAD each hereby agree that all fees
and expenses incurred in connection with the Reorganization Agreement, as well as the termination thereof, shall be paid by the party incurring such expenses; provided, however, that consistent with Section 7.3 of the Reorganization Agreement, Summit and OrCAD each hereby agree that they shall share equally all fees and expenses, other than attorneys' and accountants' fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Registration Statement on Form S-4 (including financial statements and exhibits) and all amendments thereto.

     5. PUBLIC DISCLOSURE. Summit and OrCAD each hereby agree to consult with the other and agree upon the text of press releases to be issued by Summit and OrCAD, respectively, announcing the execution of this Agreement. Summit and OrCAD each hereby agree to consult with each other before issuing any other press release or otherwise making any public statement with respect to the Merger, the Reorganization Agreement, the Registration Statement on Form S-4 or the withdrawal thereof, or this Agreement, and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

     6. NONDISPARAGEMENT. In any and all public or private communications regarding the Reorganization Agreement, the Merger and the termination of the same, each party shall refrain from making any disparaging remarks about the other party.

     7. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the City of Portland, Oregon, in connection with any matter resulting from, relating to or in connection with this Agreement or the matters contemplated herein, and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction.

2 - Termination Agreement and Release

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.


SUMMIT DESIGN, INC.                     ORCAD, INC.



By: /s/ Larry J. Gerhard                By:  /s/ Michael F. Bosworth
    -------------------------------          ------------------------------

Print: Larry J. Gerhard                 Print:  Michael F. Bosworth
       ----------------------------             ---------------------------

Title: President                         Title:  President
       ----------------------------              ---------------------------


HOOD ACQUISITION CORP.


By:  /s/ Larry J. Gerhard
    -------------------------------
Print: Larry J. Gerhard
       ----------------------------
Title:  President
        ---------------------------


3 - Termination Agreement and Release